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Exhibit 10.17

RETENTION AND SEVERANCE AGREEMENT

        THIS AGREEMENT, dated January 5, 2004, is made by and between ADESA Corporation, an Indiana corporation (the "Company"), and Cameron C. Hitchcock (the "Executive").

        WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of the Executive.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

          1.    Defined Terms.    The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

          2.    Term of Agreement.    The Term of this Agreement shall commence on the date hereof and shall continue in effect through December 31, 2008.

          3.    Company's Covenants Summarized.    In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Sections 4 and 7 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

          4.    The Executive's Covenants.    The Executive agrees to abide by and perform the covenants set forth in Section 7 below.

          5.    Severance Payments.    If the Executive's employment is terminated during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 5 ("Severance Payments"):

              (A)  In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash ("Cash Severance Payment"), equal to two times the sum of (i) the Executive's base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, and (ii) the Executive's target annual bonus under any annual bonus or annual incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, the fiscal year in which occurs the first event or circumstance constituting Good Reason.

              (B)  For the twelve (12) month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents life, accident and health insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence. Benefits otherwise receivable by the Executive pursuant to this Section 5 (B) shall be terminated in the event that benefits of the same type are received by or made available to the Executive during the twelve (12) month period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).

              (C)  Notwithstanding the foregoing provisions of this Section 5, the Company shall not be obligated to pay the Severance Payments to the Executive unless the Executive shall have signed a release of claims (other than with respect to claims arising under this Agreement, that certain letter agreement between the Executive and the Company dated as of January 1, 2004 (the "Offer Letter") or any documents evidencing grants or awards of equity based compensation, existing rights to indemnification or coverage under the Company's liability insurance policies, and rights under the Company's benefits plans not inconsistent with the terms of this Agreement) in favor of the Company in a form to be prescribed by the Board, and all applicable rescission periods provided by law shall have expired. The Company shall pay the Cash Severance Payment to the Executive on or before the thirtieth day after the later of (i) the Date of Termination, (ii) the date of the Notice of Termination, and (iii) the date upon which the conditions set forth in this Section 5(C) are satisfied.

          6.    Termination Procedures.

            6.1    Notice of Termination.    During the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

            6.2    Date of Termination.    "Date of Termination," with respect to any purported termination of the Executive's employment during the Term shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Executive, shall not be less than fifteen (15) days from the date such Notice of Termination is given).

          7.    Covenants.

              (A)    Nondisclosure.    The Executive acknowledges that he has received and will continue to receive and/or contribute to the production of confidential and proprietary information relating to the Company and its business, including but not limited to information regarding the Company's organization, finances, strategies, business or other plans, operations, advertising, marketing, product development, costs and pricing, employees, trade practices, research data, reports or records, and financial or other business information and information regarding the Company's past, current or potential customers, providers and suppliers, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company, or to place it at a competitive disadvantage ("Confidential Information"). The Company considers the Confidential Information to be integral to the operations and success of the Company, and the Executive understands and agrees that the Confidential Information is and shall remain the sole and exclusive property of the Company. During the Term and at all times thereafter, the Executive shall not use Confidential Information on his own behalf, or on behalf of any third party, or disclose any Confidential Information to other persons or entities except as is necessary for the performance of the Executive's duties with the Company or has been expressly permitted in writing by the Company; provided, however, the foregoing shall not apply to any information which is in or has entered the public domain (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Upon termination of Executive's employment with the Company, Executive shall return to the Company all records, correspondence, compositions, articles, writing, programs, codes, devices, equipment, prototypes and other materials or documents (electronic, paper or otherwise) which incorporate, embody or disclose any Confidential Information (whether written, prepared or made by Executive or others) including all copies or memorializations thereof.

              (B)    Injunctive Relief.    The Executive agrees that any breach of the foregoing Section 7(A) would result in immediate and irreparable injury to the Company. By reason thereof, the Executive agrees that if he were to breach, or threaten to breach, the foregoing Section 7(A), the Company shall be entitled to seek injunctive relief from any court of competent jurisdiction restraining the Executive from committing or continuing any such breach.

              (C)    Nondisparagement.    Each of Executive and the Company (for purposes hereof, the Company shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage or damage the business or reputation of the other party or, in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Nothing in this Section 7(C) is intended to: (1) undermine obligations the Executive or the Company may have to comply with applicable laws, rules and/or regulations, or (2) prohibit the Executive or the Company from providing truthful testimony or truthfully responding to lawful inquiries by any governmental or regulatory entity (in which event, in the case of any such inquiry directed to a party, the party shall notify the other party as promptly as practicable after receiving any such request and, to the extent possible, prior to providing any such testimony).

          8.    No Mitigation.    The Company agrees that, if the Executive's employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 5 hereof. Further, except as specifically provided in Section 5(B) hereof, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits.

          9.    Successors; Binding Agreement.

            9.1    In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason.

            9.2    This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

          10.    Notices.    For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address inserted below the Executive's signature on the final page hereof and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

      To the Company:

      ADESA Corporation
      310 E. 96th Street
      Indianapolis, Indiana 46240
      Attention: Chief Executive Officer

          11.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; except the Offer Letter. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Indiana. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 6 and 7 hereof) shall survive such expiration.

          12.    Validity.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          13.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          14.    Settlement of Disputes; Arbitration.    Any dispute or controversy arising under or in connection with the entitlement to or the payment of Severance Payment under this Agreement shall be settled exclusively by arbitration in Indianapolis, Indiana in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator's award in any court having jurisdiction. In any such arbitration proceeding in which it is determined that the Executive has established a reasonable basis for entitlement to or the payment of the disputed Severance Payments, the Company shall bear the actual out of pocket costs and expenses of the Executive with respect to such arbitration proceeding, including without limitation, the reasonable attorneys' fees of the Executive.

          15.    Definitions.    For purposes of this Agreement, the following terms shall have the meanings indicated below:

              (A)  "Board" shall mean the Board of Directors of the Company.

              (B)  "Cause" for termination by the Company of the Executive's employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 6.1 hereof) that has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company, which demand specifically identifies the manner in which the Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, (ii) the willful engaging by the Executive in wrongful conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (iii) conviction of or entrance of a plea of guilty or nolo contendere to a felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company. For purposes of the preceding sentence, any act or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

              (C)  "Company" shall mean ADESA Corporation and shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

              (D)  "Date of Termination" shall have the meaning set forth in Section 6.2 hereof.

              (E)  "Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive's duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties.

              (F)  "Executive" shall mean the individual named in the first paragraph of this Agreement.

              (G)  "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                 (I)  a substantial adverse alteration in the nature or status of the Executive's duties or responsibilities, including, without limitation, that the Executive shall no longer report to either the Chief Executive Officer or the Chairman of the Board of the Company or that the Executive shall no longer be Chief Financial Officer of the Company;

                (II)  a substantial reduction in the Executive's compensation or benefits, other than pursuant to an across-the-board reduction similarly affecting the compensation and benefits of all of the Company's executive officers;

              (III)  any requirement that the Executive be based anywhere more than 50 miles from Indianapolis, Indiana; or

              (IV)  any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

      The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

              (H)  "Notice of Termination" shall have the meaning set forth in Section 6.1 hereof.

              (I)   "Severance Payments" shall have the meaning set forth in Section 5 hereof.

              (J)   "Term" shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ADESA Corporation
By:	/s/ David G. Gartzke

Name: David G. Gartzke Title: Chief Executive Officer

/s/ Cameron C. Hitchcock
Cameron C. Hitchcock
Address:

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RETENTION AND SEVERANCE AGREEMENT